EXHIBIT 99.2

Selected Financial Data (Host Hotels & Resorts, L.P.)

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2011. The following information should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

	Calendar year
	2011	2010	2009	2008	2007
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$4,947	$4,384	$4,094	$5,058	$5,166
Income (loss) from continuing operations	(11)	(128)	(196)	378	528
Income (loss) from discontinued operations, net of tax (1)	(5)	(4)	(62)	36	206
Net income (loss)	(16)	(132)	(258)	414	734
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(15)	(132)	(257)	411	728
Net income (loss) available to common unitholders	(15)	(140)	(266)	402	719
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	(.01)	(.21)	(.34)	.67	.95
Income (loss) from discontinued operations	(.01)	—	(.10)	.07	.38
Net income (loss)	(.02)	(.21)	(.44)	.74	1.33
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.01)	(.21)	(.35)	.65	.94
Income (loss) from discontinued operations	(.01)	—	(.10)	.07	.38
Net income (loss)	(.02)	(.21)	(.45)	.72	1.32
Distributions declared per common unit	.143	.0408	.025	.65	1.00
Balance Sheet Data:
Total assets	$13,068	$12,410	$12,553	$11,948	$11,809
Debt	5,753	5,477	5,837	5,876	5,515
Preferred units	—	—	97	97	97

(1)	Discontinued operations reflects the operations of properties classified as held-for-sale, the results of operations of properties prior to their disposition and the gain or loss on those dispositions.

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